EXHIBIT 10.8

December 22, 2022

Revised January 24, 2023

Javier Olivan
c/o Meta Platforms, Inc
One Hacker Way
Menlo Park, CA 94025
United States

Dear Javier:

On behalf of FACEBOOK SPAIN, S.L. (the “Company”), I am pleased to offer you full-time employment with the Company. You will be considered a remote worker in Spain and you will be required to keep up to date on Workday information about your normal place of business (the “Remote Office”). You will work under the guidance of Mark Zuckerberg and you will remain in the position of Chief Operating Officer of Meta Platforms, Inc.

1.Transition of Current Employment to New Employment.

As discussed, your employment will transition from Meta Platforms, Inc. to the Company. Your last day as an employee of Meta Platforms, Inc. will be on January 01, 2023 (the “Cessation Date”). On the Cessation Date you will be paid all of your accrued but unused PTO and all of your salary earned, but unpaid, through the Cessation Date. As of the Cessation Date, your salary will cease, and any entitlement you have or might have under a benefit plan, program, contract or practice provided by Meta Platforms, Inc. will terminate, except as required by federal or state law, or as otherwise described below. In addition, any policies that apply to executive officers of Meta Platforms, Inc. will continue to apply to you throughout your employment with the Company, unless you are expressly advised in writing that such policies no longer apply to you. You reaffirm agreement to abide by such policies upon the commencement of your employment with the Company.

Subject to your satisfying the pre-employment conditions in clause 4 below, your full-time employment with the Company will commence on January 02, 2023 or an alternative date that will be mutually agreed upon in writing between you and the Company (the “Transition Date”). Your employment with Meta Platforms, Inc. or its related entities (the “Previous Employer”) will count towards your continuous employment period of purposes of seniority for any Company discretionary benefits, but will not count for the purposes of calculating statutory benefits under applicable Spanish laws and/or collective bargaining agreements, such as statutory severance, which will be calculated based only on your period of service with the Company which runs from the Transition Date.

2.    Compensation.

a.Base Pay. In this position you will earn a starting salary of €939,000 per year. Your base pay will be payable in one equal payment per month pursuant to the Company’s regular payroll policy. The Base Pay is inclusive of any required extra amounts, which will be paid monthly on a pro rata basis. It is also expressly agreed that 10% of the Base Pay is allocated to compensate you for the non-solicitation restrictions under Section 8 of the enclosed Confidential Information and Invention Assignment. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. The Company is under no obligation to increase your pay, subject to any applicable collective bargaining agreement.

b.Bonus. Subject always to the sole and absolute discretion of Meta Platforms, Inc., you may be eligible to receive a discretionary bonus of up to a target of 75% of your Base Eligible Earnings as defined in Meta Platforms, Inc.’s discretionary bonus plan (the “Bonus Plan”). Based on your performance, you may be able to over-achieve your bonus target pursuant to the Bonus Plan.

Subject to the terms and conditions of the Bonus Plan and applicable law, you must be employed to be eligible to participate in the Bonus Plan and remain employed at the date that payment is made to receive any payment under the Bonus Plan. Any such bonus paid will not be part of normal or expected salary or compensation for any purpose, including the calculation of severance, if any, upon termination.

Meta Platforms, Inc. reserves the right to terminate the Bonus Plan and to terminate and change any aspect of the Bonus Plan without compensation at any time in accordance with the provisions of the Bonus Plan (either in respect of the Bonus Plan generally or in its application to you).

c.Withholdings and Deductions. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings. In addition, to the extent permitted by applicable law, the Company may deduct from your compensation or other payments due to you any money that you owe to the Company.

3.    Employee Benefits.

a.Paid Time Off. Subject to the Company’s PTO policy, you will be eligible to accrue up to twenty-four (24) working days of PTO per calendar year, pro-rated for the remainder of this calendar year.

You shall give at least two weeks' notice of any proposed annual leave dates and these must be agreed by your Manager in writing in advance.

If on termination of your employment you have or are likely to have any accrued but untaken holiday, then the Company may either: (a) require you to take any accrued but untaken holiday during your notice period; or (b) make a payment to you in lieu of such accrued but untaken holiday. If on the termination of your employment you have taken more annual leave than your accrued entitlement at the date of termination of your employment, the Company shall be entitled to deduct the appropriate amount from any payments due to you.

b.Group Plans. You and your family will be covered on an international private medical insurance plan, subject to any terms and conditions imposed by such plan. The plan may be changed by the Company or the relevant plan provider from time to time. The premium for this insurance will be paid by Meta, but is taxable to you, as the employee. The tax on the premium will be processed through your monthly payroll, after any local tax exemptions have been applied. You remain personally responsible for any taxes related to this benefit. Further details of any contractual or non-contractual benefits can be located on the Company's internal wiki.

Your participation is: (a) on the basis that the Company may terminate your employment even if to do so would result in an actual or prospective loss of entitlement to benefits under any benefit plan; (b) subject to the Company being able to obtain cover or to obtain cover on terms and at a premium which the Company considers reasonable; and (c) subject to the Company being able to change the provider of each benefit and/or the level of cover provided and/or amend the plan in any other way and/or terminate the benefit of any benefit plan(s) on reasonable notice to you. The Company shall not have any liability to pay any benefit (or compensation in lieu) to you (or any family member) if the insurer of that benefit refuses for whatever reason to pay or provide or to continue to pay or to provide such benefit and shall not be required to take any steps to require the insurer to pay or provide that benefit.

If you change the location of your Remote Office, it may have an impact on your ability to access benefits under the respective plans. The Company shall not have any liability to pay any benefit (or compensation in lieu) to you (or any family member), and shall not continue to pay or to provide such benefit and shall not be required to take any steps to require the insurer to pay or provide that benefit, if there is a change in your benefits coverage as a result of a change in the location of your Remote Office.

4.    Pre-employment Conditions.

a.Confidentiality Agreement. By signing and agreeing to this Offer Letter, you also agree to be bound by the terms and conditions of the enclosed standard Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) found at Attachment A. If for any reason you fail to execute the Confidentiality Agreement, you agree that your execution of this Offer Letter constitutes your agreement to be bound by the Confidentiality Agreement.

b.Right to Work. For purposes of applicable immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the country where you will be employed. Such documentation must be provided to us prior to your Transition Date and at any other time upon request from the Company, or our employment relationship with you may be terminated.
This offer is also contingent upon receipt of any export license or other approval that may be required under United States or Spain export control laws and regulations. The Company is not obligated to apply for any export license or other approval that may be required, nor can we guarantee that the United States or Spanish Government will issue an export license or other approval, in the event that we do file an application.

c.Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. By signing this letter, you hereby agree to authorize such a verification and background check and agree to sign any and all documents necessary to enable the Company to conduct this verification and background check.

5.    Remote Working Arrangement.

In addition to the terms and conditions set forth herein, you will be subject to such terms and conditions related to your remote working arrangement as set forth in Attachment B.

6.    No Conflicting Obligations.

You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Offer Letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

7.    Outside Activities.

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Upon commencing employment with the Company, you must disclose all actual or potential conflicts of interest that you have. Such disclosure is required under the Company’s Code of Conduct and Conflicts of Interest
Policy. These policies define what constitutes an actual or potential conflict and how to properly disclose them to the Company. For the avoidance of doubt, even if you have disclosed a conflict during your employment with the Previous Employer or here, the Company’s policy requires you to re-disclose conflict(s) after beginning your employment with the Company in the manner prescribed by the Conflicts of Interest Policy.

8.    Data Protection and Monitoring.

The Company collects and processes information about the Employee as set out in the Employee Privacy Statement (Attachment C).
Any use by you of the Company's or any Group Company's communication systems and equipment shall be regarded as work-related. Private communications should be conducted outside of working hours, away from the Company's premises and without using the Company's communication systems or equipment. You acknowledge that intercepted communications may be used as evidence in disciplinary or legal proceedings against you.

During the course of your employment you will strictly comply with the local or any other applicable data protection law(s), regulations and guidelines and any policies issued by the Company or Meta Platforms, Inc. from time to time relating to data protection/privacy. You acknowledge that the breach of such rules is likely to be regarded as gross misconduct.

9.    General Obligations.

As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. As well as the duties of your position, you may be required (without additional remuneration) to undertake such additional or alternative work as may be assigned to you by the Company from time to time. Such work may be outside the area of your normal duties and may be for the Company or a Group Company.

The Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties whether on the basis of sex, race, color, religion or belief, age, national or ethnic origin, nationality or ancestry, marital or civil partner status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy or maternity, gender reassignment, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this Equal Employment Opportunities statement should be directed to Human Resources.

10.    Employment Term.

Employment with the Company is for no specific period of time. The Company reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this Offer Letter. This is the full and complete agreement between you and the Company on this term. Your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time.

11.    Termination.

a.You are required to give a minimum of 60 days’ written prior notice if you choose to terminate your employment. All benefits cease upon termination of employment unless otherwise specified by applicable law. Your employment with the Company shall be automatically terminated upon your death. Termination of your employment for any cause will be governed by the terms and conditions set forth by applicable Spanish Law.

b.The Company may terminate your employment as punitive dismissal without notice and without a payment in lieu of notice in the case of serious breaches by you of the obligations of this Agreement or if the Company otherwise has just cause under applicable law. The Company may suspend you on full pay pending the outcome of a disciplinary investigation.

12.    Miscellaneous.

a.Group Company. In this letter the term “Group Company” shall mean the Company and/or any of its current or future parent companies, subsidiaries, affiliates, successors or assigns, including Meta Platforms, Inc.

b.Changes. The Company reserves the right to make reasonable changes to any of your terms of employment in line with the applicable provisions of mandatory law.

c.Translation. In case of any questions or disputes regarding interpretation of this letter resulting from its translation, the English version shall govern exclusively.

d.Severability. The provisions of this letter are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

e.Collective bargaining agreements. There are no collective bargaining agreements applicable to your employment with the Company.

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before January 27, 2023. This Offer Letter, including its Annexes, supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Offer Letter, and the Company reserves the right to withdraw this offer at any time, including prior to your acceptance. This Offer Letter will be governed by the laws of Spain, without regard to its conflict of laws provisions, and any dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of the courts of Spain.

Very truly yours,
FACEBOOK SPAIN S.L

/s/ William Lyall
William Lyall
Transformation Lead, Global People Services

ACCEPTED AND AGREED:

Javier Olivan

/s/ Javier Olivan
Signature

Date: January 26, 2023